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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   LAUBER                            DAVID                 E.
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   (Last)                           (First)             (Middle)

c/o Party City Corporation      400 Commons Way
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                                    (Street)

Rockaway                          New Jersey             07866
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

PARTY CITY CORPORATION (PCTY)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

12/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

Executive Vice President and Chief Financial Officer

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           Table 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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

                                                                                                          6. Owner-
                                                         4. Securities Acquired (A) or    5. Amount of       ship
                                                            Disposed of (D)                  Securities      Form:
                       2. Transaction   3. Transaction      (Instr. 3, 4 and 5)              Beneficially    Direct    7. Nature of
                          Date             Code          -------------------------------     Owned at End    (D) or       Indirect
                          (Month/          (Instr. 8)                    (A)                 of Month        Indirect     Beneficial
1. Title of Security       Day/         ------------         Amount      or     Price        (Instr. 3       (I)          Ownership
   (Instr. 3)              Year)         Code     V                      (D)                 and 4)          (Instr.4)    (Instr. 4)
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

Common Stock            12/1/98           S                   2,000       D      15 7/8
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Common Stock            12/2/98           S                   3,500       D      15 7/8
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Common Stock            12/2/98           S                   4,500       D     15.0968
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Common Stock            12/7/98           S                  13,000       D      16 1/2
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Common Stock            12/8/98           S                   5,500       D     15.6364
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Common Stock           12/11/98           S                   9,000       D      14 3/8
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Common Stock           12/11/98           S                   1,000       D      14 3/8   NONE             N/A
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)                                             (over)
                                                             SFC 1474 (3/91)
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FORM 4 (continued)

Table  II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          9. Number 10. Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form of
                                                                                                          ative     Deriv-
                   2. Conver-                  5. Number of                    7. Title and Amount        Secur-    ative   11. Nat-
                   sion or                     Derivative                      of Underlying              ities     Secur-  ure of
                   Exer-                       Securities    6. Date           Securities        8. Price Bene-     ity:    In-
                   cise              4. Trans- Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                   Price   3. Trans- action    or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
                   of      action    Code      of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
1. Title of        Deriv-  Date      (Instr.   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative         ative   (Month/   8)        4, and 5)     Date     Expira-            Number  ity      Month     (I)     ship
Security           Secur-  Day/      ------    ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)         ity     Year)     Code V     (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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
Stock Options                                                                  Common
(right to purchase)                                                            Stock                      121,500    D
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
Explanation of Responses:


By:    /s/ David E. Lauber                                  January 7, 1999
   --------------------------------------              -------------------------
        Signature of Reporting Person                             Date


       Intentional misstatements or omissions of facts constitute federal criminal violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.